[ERNST & YOUNG LETTERHEAD]

August 16, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated August 16, 2004, of Elecsys Corporation and are in agreement with the statements contained in the first through third and fifth paragraphs on page one therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                /s/ Ernst & Young